Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President and CFO
517/372-9200

Neogen reports second quarter results

LANSING, Mich., Dec. 19, 2013 — Neogen Corporation (NASDAQ: NEOG) announced today that its revenues for the second quarter of FY 2014, which ended Nov. 30, increased 17% to $59,599,000, from the previous year’s second quarter revenues of $50,737,000. This increase was aided in part by two acquisitions the company completed this year. Year to date, FY 2014 revenues increased 18% to $118,147,000 from FY 2013’s $100,467,000.

Second quarter net income was $6,207,000, compared to the prior year’s $6,793,000. Adjusted for a 3-for-2 stock split effective Oct. 31, 2013, earnings per share in the current quarter were $0.17, compared to $0.19 a year ago. Current year-to-date net income was $14,045,000, or $0.38 per share, compared to $13,507,000, or $0.37 per share, for the same period a year ago.

The second quarter was the 87th of the past 92 quarters that Neogen reported revenue increases as compared with the previous year — including all consecutive quarters in the last eight years.

“We are pleased to report strong second quarter revenue increases, the result of broad-based organic sales growth throughout our worldwide markets, and the efficient integration of recent acquisitions into our operations,” said James Herbert, Neogen’s chief executive officer and chairman. “While pleased with our revenue growth, some investments made in the quarter to accelerate future growth impacted current quarter earnings.”

“Last year in the second quarter, our revenues and gross margins were driven sharply higher by aflatoxin and DON outbreaks in the US and EU grain harvests, as well as a substantial opportunity to fill a market need for a small animal supplement,” said Steve Snyder, Neogen’s president and chief operating officer. “With clean crops this year and the product mix change, our gross margins were adversely impacted this quarter. These decreases in crop tests could impact our comparative results, but new products and growth in existing products should help fill this void.”

Neogen’s gross margin was 49.5% of sales in its second quarter, compared to 53.8% of sales for FY 2013’s second quarter. This decrease was largely the result of product mix shifts within each of the company’s operating segments. On the Food Safety side, lower sales of mycotoxin test kits, which have higher gross margins, adversely impacted margin percentages. Strong growth in the remainder of the Food Safety product lines more than overcame lost mycotoxin revenues, albeit at lower gross margins. Within the Animal Safety segment, the incremental product revenues from the SyrVet® and Prima Tech® acquisitions resulted in a lower gross margin percentage. However, each of these businesses is expected to make healthy contributions to income once fully integrated into the company, since they are “bolt-ons” to existing operations. These acquisitions, when combined with the company’s existing strong presence in the veterinary instrument market, gives the company a leading position in the market.

Operating expenses totaled $19.8 million for the quarter, an increase of 18% over last year’s second quarter. Sales and marketing expenses increased during the period by 12% due to increases in personnel, marketing and advertising activity, and shipping expenses. General and administrative expenses rose by 28%; the largest components of this increase were amortization of intangible assets and other related expenses from recent acquisitions, higher stock-based compensation expense, personnel-related costs, and legal fees. Of these expenses, approximately $200,000 are not expected to recur. Research and development costs rose 15%, as the company continued to invest in new products and product improvements. Overall, operating expenses rose $3 million for the quarter, while gross margins increased $2.2 million, resulting in lower operating income for the period.

“As can be seen from the growth in our operating expenses, we continue to make the investments in people and products that we believe are necessary to achieve our goals for growth,” said Steve Quinlan, Neogen’s chief financial officer. “Our balance sheet remains strong, with no debt and the financial strength to allow us to continue to reinvest in the business while pursuing a number of growth strategies moving forward.”

Second quarter revenue growth of 9% in the Food Safety segment included increases in sales of instruments and disposables associated with Neogen’s Soleris® test system used to detect spoilage organisms and the AccuPoint® general sanitation test system, which helped offset the decline in sales of tests to detect natural toxins. Revenues from Neogen’s Scotland-based subsidiary increased 24% in the current quarter, as it continued to show strong performance in a number of categories, including sales of mycotoxin tests to Eastern Europe, food allergen and meat speciation tests, and an increase in animal genomic testing services. For both the quarter and year-to-date period, Neogen also achieved double-digit increases in sales of food and animal safety products from its Mexican and Brazilian subsidiaries.

Sales of Neogen’s innovative rapid tests for food allergens continued their strong advance, improving approximately 25% in the current quarter compared to the prior year’s second quarter. This performance was in part the result of strengthening acceptance of the company’s new Reveal® 3-D test kits. The test format offers a rapid time to results, easy extraction, and a third line on the test device to indicate when a very high level of target food allergen is present, instead of simply the presence or absence of that allergen.

The second quarter also saw a 15% increase in the sales of Neogen’s line of dairy antibiotic tests, which was aided by a strong sales increase of the line in Brazil. Increased sales of the product line, when compared to FY 2013’s second quarter, was also due to continued market acceptance of Neogen’s BetaStar® Combo product, which simply and accurately detects both beta-lactam and tetracycline antibiotics.

The Animal Safety segment recorded revenue increases of 26% for the quarter, aided by the recent acquisitions of SyrVet and Prima Tech; each of these acquisitions is focused on veterinary instruments and related supplies. Organic growth for this segment was 13% for the quarter. GeneSeek, the company’s genomics service laboratory, increased revenues more than 50%, as the subsidiary’s new genomics tests for the beef and dairy cattle markets continue to gain market share.

Other strong animal safety segment performers for the quarter included a double-digit increase in sales of veterinary biologics, including a proprietary equine botulism vaccine, and a significant increase in sales of Neogen’s proprietary detectable veterinary needles. Neogen’s forensic test kit revenues were up 33% in the second quarter compared with the prior year quarter, in part due to increasing international sales of the product line. Also notable in the second quarter of Neogen’s FY 2014 was a 27% increase over the prior year quarter in sales of the company’s line of agricultural cleaners and disinfectants.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Nov. 30		Six months ended Nov. 30
	2013	2012	2013	2012
Revenue
Food Safety	$28,399	$26,030	$58,398	$52,225
Animal Safety	31,200	24,707	59,749	48,242

Total revenue	59,599	50,737	118,147	100,467
Cost of sales	30,108	23,431	58,292	46,667

Gross margin	29,491	27,306	59,855	53,800
Operating expenses
Sales & marketing	11,219	9,941	21,543	19,698
Administrative	6,280	4,895	11,815	9,377
Research & development	2,303	1,993	4,390	3,920

Total operating expenses	19,802	16,829	37,748	32,995

Operating income	9,689	10,477	22,107	20,805
Other income (expense)	39	78	(483)	150

Income before tax	9,728	10,555	21,624	20,955
Income tax	3,500	3,800	7,700	7,500

Net income	$6,228	$6,755	$13,924	$13,455
Net loss (income) attributable to non-controlling interest	(21)	38	121	52

Net income attributable to Neogen Corp	$6,207	$6,793	$14,045	$13,507
Net income attributable to Neogen Corp per diluted share (1)	$0.17	$0.19	$0.38	$0.37
Other information:
Shares to calculate per share (1)	37,374	36,401	37,241	36,347
Depreciation & amortization	$2,185	$1,763	$4,214	$3,405
Interest income	28	43	59	81
Gross margin (% of sales)	49.5%	53.8%	50.7%	53.5%
Operating income (% of sales)	16.3%	20.6%	18.7%	20.7%
Revenue increase vs. FY 2013	17.5%		17.6%
Net income vs. FY 2013	-8.6%		4.0%

(1)	Reflects effect of Oct. 31, 2013, 3-for-2 stock split

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Nov. 30 2013	May 31 2013
	(Unaudited)	(Audited)
Assets
Current assets
Cash & investments	$79,092	$85,369
Accounts receivable	45,800	38,737
Inventory	47,330	38,315
Other current assets	6,634	6,026

Total current assets	178,856	168,447
Property & equipment, net	38,233	34,345
Goodwill & other assets	102,624	87,766

Total assets	$319,713	$290,558
Liabilities & Equity
Current liabilities	$23,290	$17,719
Long-term debt	0	0
Other long-term liabilities	14,613	14,552
Equity: Shares outstanding 36,598 in Nov. & 36,084 in May (1)	281,810	258,287

Total liabilities & equity	$319,713	$290,558

(1) Reflects effect of Oct. 31, 2013, 3-for-2 stock split

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